As filed with the Securities and Exchange Commission on August 11, 1999
                                                     Registration No.  333 -
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------
                              TADEO HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                          95-4228470
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                          Identification No.)

     5 Hanover Square, New York, NY                           10004
(Address of principal executive offices)                    (Zip Code)

                    1992 EMPLOYEE INCENTIVE STOCK OPTION PLAN
                1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (Full title of the plans)

                               Alexander Kalpaxis
                            Executive Vice President
                              Tadeo Holdings, Inc.
                                5 Hanover Square
                               New York, NY 10004
                     (Name and address of agent for service)

                                 (212) 271-8511
          (Telephone number, including area code, of agent for service)
                                  -------------

                                    Copy to:
                             Peter W. Rothberg, Esq.
                                Nixon Peabody LLP
                  437 Madison Avenue, New York, New York 10022
           Telephone No.: (212) 940-3106/Facsimile No.: (212) 940-3111
                                  -------------


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                                                CALCULATION OF REGISTRATION FEE
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
                                                       Proposed maximum      Proposed maximum
       Title of securities           Amount to be       Offering price      Aggregate offering        Amount of
        to be registered            registered (1)       Per share (2)           price (2)         registration fee
---------------------------------- ------------------ -------------------- ---------------------- -------------------
Common Stock, $.0001 par value         800,000 shares       $ 3.25               $2,600,000            $723.00
---------------------------------- ------------------ -------------------- ---------------------- -------------------

         (1) Represents (i) 500,000 shares issuable upon the exercise of options granted or to be granted under the 1992 Employee Incentive Stock Option Plan,
(ii) 300,000 shares issuable upon the exercise of options granted or to be granted under the 1997 Stock Option Plan for Non-Employee Directors, and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, such indeterminate number of shares as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in our number of outstanding shares of common stock.

         (2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of our common stock as reported on the Nasdaq Stock Market's Small Cap Market on August 6, 1999.

                                     PART I.

                  INFORMATION REQUIRED IN THE 10(a) PROSPECTUS


Item 1.  Plan Information.

STOCK OPTION PLANS

         1992 Employee Stock Incentive Option Plan

         Our 1992 Employee Incentive Stock Option Plan (the "1992 Plan") was approved by the Company's Board of Directors and stockholders in June 1992, and the 1992 Plan terminates in June 2002. Options granted under the 1992 Plan may include those qualified as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Our employees and employees of our subsidiaries, as well as other individuals, such as outside directors, who provide necessary services to the Company, are eligible to participate in the 1992 Plan. Non-employees and part-time employees may receive only non-qualified stock options. The maximum number of Shares of Common Stock for which options may be granted under the 1992 Plan is 500,000 shares.

         The 1992 Plan is administered by a Stock Option Plan Committee of the Board of Directors (the "Option Committee") consisting of not less than two (2) members of the Board of Directors. The Option Committee presently consists of Messrs. Testaverde and Linesch. The Option Committee has wide latitude in determining the recipients of 1992 Plan options and numerous other terms and conditions of such options. Any person who is a member of the Option Committee cannot receive incentive options under the Plan.

         The exercise price for shares purchased upon the exercise of non-qualified options granted under the 1992 Plan is determined by the Committee, but cannot be less than 85% of the fair market value of the Common Stock on the date of option grant. The exercise price of an incentive stock option granted under the 1992 Plan must be at least equal to the fair market value of the Common Stock on the date such option is granted (110% of the fair market value for stockholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of the Company or any subsidiary). Fair market value is based upon the closing sale price for a share of our Common Stock on the date of option grant. No employee may be granted incentive stock options under the 1992 Plan, in any single year, to acquire shares having an aggregate fair market value determined as of the dates of grant in excess of $100,000.

         No option granted under the 1992 Plan can have a term of more than ten years (five years for 10% or greater stockholders). The 1992 Plan options may be exercised by employees generally only if the option holder remains continuously associated with the Company or a subsidiary from the date of grant to the date of exercise. However, 1992 Plan options may be exercised following termination of employment, or following the death or disability of an employee, within certain specified periods. Options granted under the 1992 Plan can be exercised
(i) by paying the specified exercise price in cash, or (ii) by the surrender of shares of Common Stock of the Company, valued at their then fair market value, equaling in value such exercise price.

         Additional information about the 1992 Plan can be obtained by contacting Michael Niles, Controller of the Company, at telephone number (540) 982-7199, or by writing to P.O. Box 18036, Roanoke, VA 24014-3412.

         1997 Stock Option Plan for Non-Employee Directors.

         The Company established the 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan") on November 21, 1997, and the Directors Plan was approved by stockholders in January 1998. The Directors Plan terminates in January 2008. The purpose of the Directors Plan is to provide additional incentive to the non-employee directors of the Company who share a significant role in and responsibility for guiding management's planning for the growth of the Company. Under the Directors Plan, which is administered by a committee of the Company's Board of Directors the members of which are not eligible to participate in the Directors Plan (the "Committee"), each eligible Non-Employee Director will be granted non-qualified options to acquire 10,000 shares of the Company's Common Stock on the date following approval of the Directors Plan by the Company's stockholders, and on each succeeding July 1 upon which such Non-Employee Director is an existing member of the Company's Board of Directors (or the first succeeding business day thereafter on which the Common Stock is traded on the principal securities exchange on which it is listed). Alexander Kalpaxis is currently the sole member of the Committee. There are 300,000 shares of Common Stock reserved for issuance pursuant to options granted under the Directors Plan. The exercise price per share of Common Stock for which each option is exercisable shall be the average of the closing bid and asked prices of the stock (or the closing sale price of the stock if traded on a national securities exchange) as generally reported for the principal securities market on which the Company's Common Stock is listed. Each option granted under the Directors Plan shall be fully exercisable on the date of option grant. Each option granted under the Plan shall expire five years from the date of grant, and shall be subject to earlier termination in the event of the termination of service on the Board by the holder of any option granted under the Directors Plan, other than by reason of mandatory retirement, permanent disability or death. Upon such termination the then outstanding options of such holder shall be exercisable only to the extent that they were exercisable on the date of such termination and shall expire in three months, or on their stated expiration date, which ever occurs first. In the event of termination of service by reason of mandatory retirement pursuant to Board policy or permanent disability of the holder of any option, each of such holder's then outstanding options granted under the Director's Plan will continue to become exercisable in accordance with the terms set forth above, but the holder shall be entitled to exercise such options (including any portions that become exercisable after termination) within three years of such terminations. In no event shall any affected option be exercisable after its expiration date. In the event of the death of the holder of any option, each of the then outstanding options of such holder shall become immediately exercisable in full, and shall be exercisable by the holder's legal representative at any time within a period of three years after death. In no event shall any affected option be exercisable after its expiration date. However, if the holder dies within two years following termination of service on the Board by reason of mandatory retirement or permanent disability, any option granted under the Directors Plan shall be exercisable only until the earlier of
(x) the later of (i) one year after the holder's death, or (ii) two years after such termination, or (y) the expiration date of the option. The option exercise price shall be paid in cash and the cash price can be paid with the proceeds of a loan from the Company to the participant for such purpose, or by the surrender of shares of Common Stock of the Company, valued at their fair market value on the date of exercise, or by any combination of cash and such shares.

         Additional information about the Directors Plan can be obtained by contacting Michael Niles, Controller of the Company, at telephone number (540) 982-7199, or by writing to P.O. Box 18036, Roanoke, VA 24014-3412.

Item 2.  Registrant Information and Plans Information.

         All persons granted 1992 Plan options under the 1992 Plan, or Directors Plan options under the Directors Plan may, upon written or oral request, without charge, obtain copies of all documents incorporated by reference in this Registration Statement, and those documents are incorporated by reference in this


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

Prospectus and the Registration Statement of which it is a part. Such personas may also, upon written or oral request, without charge, obtain copies of all documents required to be delivered to Company employees pursuant to Rule 428(b) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Any request for such documents should be addressed to Michael Niles, Controller, Tadeo Holdings, Inc., P.O. Box 18036, Roanoke, VA 24014-3412; telephone number (540) 982-7199.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by the Company with the Commission are incorporated herein by reference:

             (i) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

             (ii)The Company's Proxy Statements for its Annual Meeting of Stockholders held April 1, 1999;

             (iii) The Company's Current Reports on Form 8-K filed on: September 16, 1998; November 12, 1998; April 7, 1999 and July 30, 1999;

             (iv)The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999; and

             (iv)The description of the Company's Common Stock, par value $.0001 per share, contained in the Prospectus dated December 10, 1992, forming a part of the Company's Registration Statement on Form S-1 (Registration No. 33-50426) filed with the Commission pursuant to Rule 424(b) on December 14, 1992.

         In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof form the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.


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


Item 5.  Interests of Named Experts and Counsel.

         The validity of the securities offered hereby will be passed upon by Nixon Peabody LLP, New York, NY, counsel for Tadeo Holdings, Inc. Certain attorneys with Nixon Peabody LLP currently have beneficial ownership, in the aggregate, of less than one percent of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Article Seventh of the Certificate of Incorporation of the Registrant specifically provides that no director of the Registrant shall be personally liable to the Registrant or any or its shareholders for damages for any breach of duty in such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or that his acts violated specific provisions of the Delaware General Corporation Law. Article Ninth of the Certificate of Incorporation of the Registrant provides that the Registrant enjoys all of the general or specific powers or rights conferred under the Delaware General Corporation Law to furnish indemnification to the directors and officers of the Registrant, and that such directors and officers enjoy all rights of indemnification as are conferred upon persons serving in such capacity under the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         4.1 - - 1992 Employee Incentive Stock Option Plan (Incorporated by reference, filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 filed on October 13, 1992).

         4.2 - - 1997 Stock Option Plan for Non-Employee Directors (Incorporated by reference to the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders held January 19, 1998).

         5.1 - - Opinion of Nixon Peabody LLP

         24.1 - - Consent of Feldman Sherb Horowitz & Co., P.C.

         24.2 - - Consent of Nixon Peabody LLP (included in Exhibit 5.1).

Item 9.    Undertakings.

         (a) The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section
                 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                          (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with
                 respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on From S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on August 9, 1999.

                                           TADEO HOLDINGS, INC.



                                           By:/s/Alexander Kalpaxis
                                              -------------------------
                                                   Alexander Kalpaxis,
                                                    Executive Vice President


         Name                          Title                         Date
         ----                          -----                         ----

                             President, Chief Executive           August 9, 1999
    --------------------   Officer and Director (Principal
      Brian Bookmeier            Executive Officer)


    /s/Michael Niles
    --------------------     Secretary, Controller and            August 9, 1999
      Michael Niles                Acting Chief
                                Accounting and Chief
                                  Financial Officer

    /s/Alexander Kalpaxis
    ---------------------      Executive Vice President,          August 9, 1999
      Alexander Kalpaxis            and Director


    /s/Damon Testaverde
    ---------------------             Director                    August 9, 1999
      Damon Testaverde


    /s/James Linesch
    ---------------------             Director                    August 9, 1999
      James Linesch